Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

KinderCare Learning Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	KinderCare Learning Companies, Inc. Amended and Restated 2022 Incentive Award Plan – Common Stock, $0.01 par value	Other - 457(c) and 457(h)	15,666,912(3)	$24.00	$376,005,888.00	0.0001531	$57,566.50
Equity	KinderCare Learning Companies, Inc. 2024 Employee Stock Purchase Plan – Common Stock, $0.01 par value	Other - 457(c) and 457(h)	2,287,321(4)	$24.00	$54,895,704.00	0.0001531	$8,404.53
Total Offering Amounts					$430,901,592.00		$65,971.03
Total Fee Offsets
Net Fee Due							$65,971.03

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the registrant’s common stock ($24.00 per share).

(3)

Represents shares of Common Stock reserved for issuance under the 2022 Plan (inclusive of shares subject to awards granted under the 2022 Plan prior to the date hereof). To the extent that shares of Common Stock issuable upon the exercise or settlement of awards granted under the 2022 Plan prior to the date hereof expire or are terminated, surrendered or cancelled without the delivery of shares of Common Stock, are forfeited, repurchased, settled in cash or otherwise become available for grant under the terms of our 2022 Plan, in each case, on or after the date of this Registration Statement, such shares of Common Stock will be available for issuance under the 2022 Plan.

(4)	Represents shares of Common Stock reserved for issuance under the KinderCare Learning Companies, Inc. 2024 Employee Stock Purchase Plan.